EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amarin Corporation plc of our report dated 5 March 2007 relating to the financial statements which appear in Amarin Corporation plc’s Annual Report on Form 20-F for the year ended 31 December 2006.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
Dublin, Ireland
October 22, 2007